EXHIBIT 10.9

NONQUALIFIED STOCK OPTION AGREEMENT

CANO PETROLEUM, INC.
2005 LONG-TERM INCENTIVE PLAN

1.   Grant of Option.   Pursuant to the Cano Petroleum, Inc. 2005 Long-Term Incentive Plan (the “Plan”) for employees, consultants and outside directors of Cano Petroleum, Inc., a Delaware corporation (the “Company”), the Company grants to

Donald W. Niemiec

(the “Participant”),

an option to purchase shares of Common Stock (“Common Stock”) of the Company as follows:

On the date hereof, the Company grants to the Participant an option (the “Option” or “Stock Option”) to purchase Twenty Thousand Eight Hundred Thirty-Three (20,833) full shares (the “Optioned Shares”) of Common Stock at an Option Price equal to $4.73 per share, being the closing price of the Company’s Common Stock on April 4, 2007.  The Date of Grant of this Stock Option is April 4, 2007.

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.  The Stock Option is a Nonqualified Stock Option.  This Stock Option is intended to comply with the provisions governing nonqualified stock options under Internal Revenue Service Notice 2005-1 and the proposed Treasury Regulations issued under Section 409A of the Code on September 29, 2005 in order to exempt this Stock Option from application of Section 409A of the Code.

2.             Subject to Plan.  The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.             Vesting; Time of Exercise.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, 100% of the total Optioned Shares shall vest and that portion of the Stock Option shall become exercisable on December 28, 2007, provided the Participant is employed by (or, if the Participant is a consultant or an Outside Director, is providing services to) the Company or a Subsidiary on that date.  In the event that a Change in Control occurs, then immediately prior to the effective date of such Change in Control the total Optioned Shares not previously vested shall thereupon immediately become vested and this Option shall become fully exercisable if not previously so exercisable.

4.             Term; Forfeiture.

a.               Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date.  The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

i.              5 p.m. on the date the Option Period terminates;

ii.             5 p.m. on the date which is twelve (12) months following the date of the Participant’s Termination of Service due to death or Total and Permanent Disability;

iii.            5 p.m. on the date of the Participant’s Termination of Service by the Company for cause (as defined herein);

iv.            5 p.m. on the date which is ninety (90) days following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 4.a.; or

v.             5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

b.             Solely for purposes of this Section 4, “Cause” shall mean (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of his duties and responsibilities (which remains uncured and continues for thirty (30) days after delivery of written notice); (ii) the Participant’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (iii) the Participant’s conviction of a felony or crime involving moral turpitude; (iv) the Participant’s debilitating drug or alcohol abuse as determined by a qualified physician; (v) the Participant’s material breach of any provisions of an employment, consulting or service agreement between the Company and the Participant; or (vi) the Participant’s material violation of any written Company policy (which remains uncured or continues thirty (30) days after delivery of written notice).

5.             Who May Exercise.  Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative.  If the Participant’s Termination of Service is due to his death prior to the date specified in Section 4.i. hereof, or the Participant dies prior to the termination dates specified in Sections 4.i., ii., iii., or iv. hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof:  the personal representative of his estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.  Notwithstanding the foregoing sentence, by delivering to the Company the prescribed form (see Appendix A), the Participant may designate one or more beneficiaries and successor beneficiaries who may exercise the exercisable portion of the Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4 hereof (provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations) in the event (i) of the Participant’s Termination of Service due to his death prior to the date specified in Section 4.a.i. hereof, or  (ii) the Participant dies prior to the termination dates specified in Sections 4.a.i., ii., iii., iv. or v. hereof, and the Participant has not exercised the Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death.  In the event the Participant does not deliver to the Company a form designating one or more beneficiaries, or no designated beneficiary survives the Participant, the foregoing sentence shall not apply.

6.             No Fractional Shares.  The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.             Manner of Exercise.  Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon.  On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows:  (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) if the Optioned Shares are Publicly Traded (as defined herein), by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.  In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.  For purposes of this Section 7, the Common Stock shall be “Publicly Traded” if the Common Stock subjects the Company to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office within ten (10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Stock Option, and right to purchase such Optioned Shares may be forfeited by the Company.

8.             Nonassignability.  The Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

9.             Rights as Stockholder.  The Participant will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Participant for the Optioned Shares.  The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such Shares.  Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.           Adjustment of Number of Optioned Shares and Related Matters.  The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

11.           Nonqualified Stock Option.  The Stock Option shall not be treated as an Incentive Stock Option.

12.           Voting.  The Participant, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement or a proxy is granted pursuant to Section 13 below; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13.           Proxies.  The Participant shall execute an irrevocable proxy with respect to any shares of Restricted Stock authorizing the Board to vote such shares on all issues until the expiration of the Restriction Period.  Subject to the foregoing provisions of this Section, the Participant may not grant a proxy to any person, other than a revocable proxy not to exceed 30 days in duration granted to another stockholder for the sole purpose of voting for directors of the Company.

14.           Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Optioned Shares is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

15.           Participant’s Representations.  Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

16.           Investment Representation.  Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

17.           Participant’s Acknowledgments.  The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

18.           Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

19.           No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an employee or as a consultant or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an employee, consultant or Outside Director at any time.

20.           Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

21.           Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

22.           Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

23.           Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person or entity shall be permitted to acquire any Optioned Shares without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

24.           Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Individual’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

25.           Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

26.           Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

27.           Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.             Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum, Inc.
801 Cherry Street, Unit 25, Suite 3200
Fort Worth, TX  76102
Attn:  Corporate Secretary

b.             Notice to the Participant shall be addressed and delivered as set forth on the signature page.

28.           Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement.  The Company or, if applicable, any Subsidiary (for purposes of this Section 28, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock other than (A) Restricted Stock, or (B) Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option other than shares that will constitute Restricted Stock, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and Chief Executive Officer

PARTICIPANT:

Donald W. Niemiec
Signature

Name:	Donald W. Niemiec
Address:	4006 Woodcastle Court
Arlington, Texas 76016

APPENDIX A

Beneficiary Designation

To:                              Corporate Secretary designated in the Cano Petroleum Inc. Nonqualified Stock Option Agreement by and between Cano Petroleum Inc. and Donald W. Niemiec (the “Agreement”)

From:      Donald W. Niemiec

Pursuant to Section 5 of the Agreement made as of April 4, 2007, I hereby designate the following persons(s) as beneficiary(ies) who on my death who may exercise the exercisable portion of the Option on my behalf pursuant to the Agreement:

Primary Beneficiary Name:

Secondary Beneficiary Name:

In making the above designation, I reserve the right to revoke this beneficiary designation or change the beneficiary(ies) designated at any time or times and without the consent of any beneficiary.

This beneficiary designation cancels and supersedes any beneficiary designation I previously made with respect to this Agreement.

Signed:

Individual

Date